                                                                  EXHIBIT 99.(a)


                            STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 1, 1995, is by and between Stephens Group, Inc. ("Seller"), and Carr Securities Corp. ("Purchaser").

    WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, 4,456,820 shares of the issued and outstanding common stock of I.C.H. Corporation, a Delaware corporation ("ICH"), upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I.

                              Certain Definitions

    As used in this Agreement the following terms shall have the following respective meanings:

    Section 1.1. "Closing" shall mean the consummation of the transactions contemplated by Section 2.1 of this Agreement.

    Section 1.2. "Shares" shall mean 4,456,820 shares of the issued and outstanding shares of common stock of ICH.

                                  ARTICLE II.

                             Sale of Stock; Closing

    Section 2.1. Purchase and Sale. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Seller will sell the Shares to Purchaser and Purchaser will purchase the Shares from Seller. At the Closing, Purchaser will wire transfer, in immediately available funds, to the account specified by Seller, $2,500.00 (the "Purchase Price") in United States dollars. At the Closing, Seller shall cause its nominee and affiliate, Stephens Inc., the record holder of the

Shares, to deliver to Purchaser ICH Stock Certificate No. LB134066 representing the Shares, accompanied by a stock power duly executed in blank and shall take such steps (including, without limitation, causing its counsel to deliver any opinion required by ICH's transfer agent) as shall be necessary to cause ICH to enter the Purchaser or its nominee(s) upon the books of ICH as the holder of the Shares and to issue one or more share certificates to Purchaser or its nominee(s) representing the Shares.

    Section 2.2. Time and Place of Closing. The Closing shall take place on the Closing Date at such time and place as the parties may mutually agree (the "Closing Date").

                                  ARTICLE III.

                    Representations and Warranties of Seller

    Seller hereby represents and warrants to Purchaser as follows:

    Section 3.1. (a) Seller is a corporation duly incorporated and validly existing under the laws of State of Arkansas and Seller has all requisite corporate power and authority to own the Shares.

    (b) Seller has full corporate power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Seller's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Seller, its Board of Directors and stockholders. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of Seller's charter or By-laws or similar organizational instrument and do not and will not conflict with or constitute a default under any instrument, agreement or document to which Seller is a party or by which it is bound, or to the knowledge of Seller, any order of any court applicable to ICH or Seller. This Agreement has been duly executed and delivered by Seller, and, assuming the due execution hereof by Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

    (c) Seller is the lawful beneficial owner of the Shares and has complete and unrestricted right to sell, transfer, assign and convey the Shares to Purchaser. Upon consummation of the transaction as contemplated by this Agreement, Seller will deliver to Purchaser good and marketable title to the Shares free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances.

    (d) No filing with, approval by or consent of any governmental authority, court, regulatory agency or other person is required in order for Seller to consummate the transactions contemplated by this Agreement.

                                  ARTICLE IV.

                  Representations and Warranties of Purchaser

    Purchaser hereby represents and warrants to Seller as follows:

    Section 4.1. (a) Purchaser is a corporation duly incorporated and validly existing under the laws of the State of New York. Purchaser has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Purchaser's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of the Board of Directors and stockholders of Purchaser. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of the Certificate of Incorporation or By-Laws of Purchaser and do not and will not conflict with or constitute a default under any instrument, agreement or document to which Purchaser is a party or by which it is bound. This Agreement has been duly executed and delivered by Purchaser, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Purchaser.

    (b) Purchaser acknowledges that ICH has filed bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, and that Seller has made no representations and warranties with respect to (i) the financial condition of ICH, (ii) the value, if any, of the Shares or (iii) any possibility that the owner of the Shares will receive a payment or distribution in connection with the bankruptcy proceedings.

    (c) Purchaser is purchasing the Shares solely for the purpose of investment and not with a view to distribution within the meaning of the Securities Act. Purchaser recognizes that the Shares have not been and will not be registered under the Securities Act and further acknowledges that it has been fully advised as to the applicable limitations upon resale of the Shares, including the need to hold such shares indefinitely unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available.

                                   ARTICLE V.

                       Covenants of Seller and Purchaser

    Section 5.1. Further Assurances. Seller and Purchaser agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement.

                                  ARTICLE VI.

                 Conditions of Purchaser's Obligation to Close

    Purchaser's obligation to consummate the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

    Section 6.1. Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date.

    Section 6.2. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchaser.

                                  ARTICLE VII.

                  Conditions to Seller's Obligations to Close

    Seller's obligation to consummate the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

    Section 7.1. Representations and Warrants of Purchaser. The representations and warranties of Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date.

    Section 7.2. No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Stock Purchase.

                                 ARTICLE VIII.

                                  Termination

    Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing by the mutual consent of Seller and Purchaser.

    Section 8.2. Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 9.3 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

                                  ARTICLE IX.

                                 Miscellaneous

    Section 9.1. No Broker. Each of the parties represent that no broker or finder has been employed by either of them in connection with the transactions contemplated hereby.

    Section 9.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 9.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law principles thereof.

    Section 9.4. Expenses. Whether the Closing does or does not occur, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

    Section 9.5. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

                          Stephens Group, Inc.
                          111 Center Street
                          Little Rock, Arkansas 72201
                          Attn:  David A. Knight
                          Tel: (501) 377-2573
                          Fax: (501) 377-2677

or at such other address and to the attention of such other person as Seller may designate by written notice to Purchaser. Notices to Purchaser shall be addressed to:

                          Carr Securities Corp.
                          One Penn Plaza
                          Suite 4720
                          New York, New York  10019
                          Attn:  Walter P. Carucci

                          with a copy to:

                          Cadwalader, Wickersham & Taft
                          100 Maiden Lane
                          New York, New York  10038
                          Attn:  Louis J. Bevilacqua
                          Tel: (212) 504-6000
                          Fax: (212) 504-6666

or at such other address and to the attention of such other person as Purchaser may designate by written notice to Seller.

    Section 9.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto.

    Section 9.7. Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

    Section 9.8. Amendment and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

    IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                        STEPHENS GROUP, INC.


                                        By: /s/ C. Ray Gash
                                           ------------------------------
                                        Name:  C. Ray Gash
                                        Title: Senior Vice President


                                        CARR SECURITIES CORP.


                                        By: /s/ Walter Caracci
                                           ------------------------------
                                        Name:  Walter Caracci
                                        Title: President